Company Contact:

Steven M. Klein

Chief Operating and Financial Officer

Tel: (732) 499-7200 ext. 2510

NORTHFIELD BANCORP, INC.

COMMENCES STOCK OFFERING

Woodbridge, New Jersey, November 19, 2012 — Northfield Bancorp, Inc. (the “Company”) (NasdaqGS: NFBK-News), announced today that Northfield Bancorp, Inc., a Delaware corporation (“Northfield”), the proposed successor holding company for Northfield Bank, is commencing its stock offering in connection with the Company’s previously announced plans to become a fully public company.

Northfield is offering for sale the 61.1% ownership interest in the Company currently owned by Northfield Bancorp, MHC. Based on an independent appraisal of the estimated pro forma market value of Northfield as of October 12, 2012, Northfield is offering 31,025,000 to 41,975,000 shares of common stock at $10.00 per share.

Upon the completion of the offering and the conversion, the Company’s current stockholders will have their existing shares exchanged for shares of new Northfield common stock at an exchange ratio of between 1.2240 and 1.6561 shares of Northfield common stock for each share of existing Company stock. Therefore, a current public stockholder that owns 100 shares of Company common stock will hold between 122 and 165 shares of Northfield common stock after the completion of the conversion. The exact exchange ratio will be determined immediately prior to the closing of the transaction and is primarily based on the number of shares to be sold in the offering. Cash will be paid in lieu of any fractional shares resulting from the exchange.

After the completion of the conversion and offering, Northfield will be 100% owned by public stockholders, and the Company and Northfield Bancorp, MHC will each cease to exist.

On or about November 19, 2012, offering materials will be mailed to Northfield Bank depositors eligible to purchase shares in the subscription offering, and proxy solicitation materials will be mailed to depositors and stockholders. Shares of common stock not sold in the subscription offering are being offered simultaneously in a community offering to the general public, including stockholders of the Company. The subscription offering and community offerings are expected to expire at 4:00 p.m., Eastern Time, on December 17, 2012. Any shares not sold in the subscription and community offerings are expected to be sold in a syndicated or firm commitment underwritten offering.

The completion of the conversion and offering is subject to, among other things, the sale of a minimum of 31,025,000 shares in the offering, the receipt of all necessary final regulatory approvals, the receipt of the approval of the members of Northfield Bancorp, MHC (depositors of record of Northfield Bank as of November 6, 2012), and the receipt of the approval of the stockholders of record of the Company as of November 8, 2012.

Sandler O’Neill & Partners, L.P. is assisting Northfield in selling its common stock in the subscription and community offerings on a best efforts basis. The Company has established a Stock Information Center to handle inquiries of its depositors and stockholders with respect to the subscription and community offerings, which will open on Tuesday, November 20, 2012. A copy of the prospectus and stock order form relating to the subscription and community offerings may be obtained by calling the Stock Information Center at (877) 651-9234. Hours of operation will be from 10:00 a.m. to 4:00 p.m., Monday through Friday. The Stock Information Center will be closed from noon Wednesday, November 21, through noon Monday, November 26, in observance of the Thanksgiving holiday.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the transactions contemplated by the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

The Company has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission. Stockholders of the Company are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the Securities and Exchange Commission by the Company and Northfield free of charge at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by the Company and Northfield are available free of charge from the Corporate Secretary of the Company at 581 Main Street, Suite 810, Woodbridge, New Jersey 07095, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of the Company are participants in the solicitation of proxies in favor of the conversion from the stockholders of the Company Information about the directors and executive officers of the Company is included in the proxy statement/prospectus filed with the Securities and Exchange Commission.

The shares of common stock are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.